Filed Pursuant to Rule 424(b)(3)
File No. 333-139679

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated June 8, 2007,
declared effective June 8, 2007

91,210,822 Shares

COMBIMATRIX CORPORATION

Split Off from Acacia Research Corporation

This Prospectus Supplement No. 1, dated June 15, 2007, supplements our prospectus dated June 8, 2007, relating to the offer of up to 91,210,822 shares of our common stock in connection with the redemption by Acacia Research Corporation of Acacia Research-CombiMatrix common stock for our common stock.

You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus.

The date of this prospectus supplement is June 15, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 11, 2007

CombiMatrix Corporation
(Exact name of registrant as specified in its charter)

Delaware	0001383183	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 Harbour Heights Parkway, Suite 303 Mukilteo, WA	98275
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(425) 493-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’ s Certifying Accountant.

a) Effective as of June 11, 2007, CombiMatrix Corporation (the "Company" or "we") dismissed PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm for the Company. The dismissal was approved by the Company’s Audit Committee.

PwC's reports on the financial statements of the Company as of and for the years ended December 31, 2005 and 2006 contained no adverse opinion or disclaimer of opinion and such reports were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the report for the year ended December 31, 2006, included an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern.

During the fiscal years ended December 31, 2005 and 2006 and through June 11, 2007, the Company had no disagreements with PwC on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PwC, would have caused PwC to make references thereto in its reports on the Company's financial statements for such years.

During the fiscal years ended December 31, 2005 and 2006 and through June 11, 2007, the Company had no reportable events pursuant to Item 304(a)(1)(iv) of Regulation S-K.

The Company has requested that PwC furnish it with a letter addressed to the United States Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated June 15, 2007, is filed as Exhibit 16.1 to this Form 8-K.

b) We engaged a new principal independent accountant effective as of June 13, 2007, to audit our financial records and that of our subsidiaries, upon which we will rely in reports filed with the Securities and Exchange Commission. The new accountant is Peterson Sullivan PLLC, 601 Union Street Suite 2300, Seattle, Washington 98101 (the “New Accountant”). During the two fiscal years ended December 31, 2005 and 2006 and through June 13, 2007, the Company has not consulted the New Accountant regarding any of the matters described in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

16.1  Letter regarding change in certifying accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                COMBIMATRIX CORPORATION, a Delaware corporation

June 15, 2007
                By: /s/ Scott Burell
                    Scott Burell, Chief Financial Officer

Exhibit 16.1

June 15, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by CombiMatrix Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of CombiMatrix Corporation dated June 11, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP